UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Checkpoint Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CHECKPOINT SYSTEMS, INC.
PROXY STATEMENT

2007 NOTICE OF ANNUAL MEETING

NOTICE OF 2007
ANNUAL SHAREHOLDERS’ MEETING
and
PROXY STATEMENT

CHECKPOINT SYSTEMS, INC.
101 Wolf Drive
Thorofare, NJ 08086

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Checkpoint Systems, Inc. (the “Company”) will be held on Thursday, May 31, 2007 at 9:00 a.m. at the Company’s corporate headquarters located at 101 Wolf Drive, Thorofare, New Jersey, for the following purposes:

1. To elect three Class I directors for a three-year term; and

2. To transact such other business as may properly come before the Meeting.

A complete list of shareholders will be available at the Company’s corporate offices noted above, prior to the meeting. Holders owning Company shares at the close of business on April 25, 2007 are entitled to receive notice of the Meeting and to vote at the Meeting or any adjournments that may take place.

You are cordially invited to attend the Meeting in person. If you are unable to attend in person, the Board of Directors urges you to sign, date, and return the enclosed proxy card promptly.

This Proxy Statement, the enclosed proxy card, and Checkpoint’s 2006 Annual Report are being mailed to shareholders on or about April 30, 2007.

By Order of the Board of Directors

John R. Van Zile
Senior Vice President, General Counsel
and Corporate Secretary
April 30, 2007

1.	Q:	WHEN AND WHERE IS THE 2007 ANNUAL MEETING OF SHAREHOLDERS BEING HELD?
	A:	The Annual Meeting of Shareholders of the Company (“Annual Meeting”) will be held on Thursday, May 31, 2007 at 9:00 a.m. at the Company’s corporate headquarters located at 101 Wolf Drive, Thorofare, New Jersey.
2.	Q:	ON WHAT AM I VOTING?
	A:	You are being asked to vote on:
1. The election of three Class I directors (R. Keith Elliott, William S. Antle, III and George W. Off); and
2. Any other business properly raised at the Annual Meeting.
3.	Q:	WHO IS ENTITLED TO VOTE?
	A:	Shareholders as of the close of business on April 25, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting.
4.	Q:	WHO CAN ATTEND THE ANNUAL MEETING?
	A:	Any shareholder may attend.
5.	Q:	HOW DO I VOTE?
	A:	You May Vote By Mail.
You do this by signing each proxy card you receive and returning your proxy card(s) in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted as recommended by the Board of Directors.
You May Vote in Person at the Meeting.
Ballots will be passed out at the Annual Meeting to anyone who wants to vote at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker, and bring it with you to the Annual Meeting, in order to vote at the Annual Meeting.
You May Vote by Telephone.
Shareholders may vote by telephone. To do this, follow the instructions entitled “Vote by Telephone” that came with this Proxy Statement. The telephone voting procedure is designed to verify shareholders through the use of a Control Number that is provided on each proxy card. If you vote by telephone, you do not have to mail in your proxy card.
You May Vote on the Internet.
Shareholders may vote on the Internet. To do this, follow the instructions entitled “Vote by Internet” that came with your proxy statement. If you vote by Internet, you do not have to mail in your proxy card.
6.	Q:	CAN I CHANGE MY VOTE?
	A:	You can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. To do this:
• File a written notice of revocation with the Secretary of the Company;
• Deliver to the Company a duly executed proxy bearing a later date;
• Vote by telephone or on the Internet at a later date (Your latest telephone or Internet proxy will be counted and all earlier votes will be disregarded); or

• Vote in person at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker and bring it with you in order to vote at the Annual Meeting. However, once the voting on a particular matter is completed at the Annual Meeting, you will not be able to revoke your proxy or change your vote as to any matters on which voting has been completed.

7.	Q:	WHAT CONSTITUTES A QUORUM?
	A:	The Company’s By-Laws provide that the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular proposal shall constitute a quorum for the purpose of considering such proposal. As of the Record Date, April 25, 2007, 39,423,700 shares of Common Stock were issued and outstanding. Every shareholder of Common Stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in the election of directors. There is no other class of voting securities outstanding.

There must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted as present for quorum purposes. A WITHHELD vote is the same as an abstention. Similarly, if a broker fails to vote shares with respect to which it has discretionary authority (“broker non-votes”), the shares will still be counted as present for quorum purposes.
8.	Q:	HOW MANY VOTES ARE REQUIRED TO APPROVE THE PROPOSALS?
	A:	Assuming the presence of a quorum, the affirmative vote of a majority of the votes shareholders are entitled to cast is required to approve any proposal. For voting purposes, only shares voted FOR the adoption of any proposal or FOR the election of a director will be counted as voting in favor, when determining whether a proposal is approved or a director is elected. As a consequence, abstentions, broker non-votes and WITHHELD votes will all have the same effect as a vote against the adoption of a proposal or the election of a director.
Shares represented by a properly delivered proxy will be voted in accordance with the instructions marked thereon. Properly delivered proxies that do not specify how the shares are to be voted will be voted “FOR” the election, as directors, of the Board of Directors’ nominees. Properly delivered proxies will be voted “FOR” or “AGAINST” any other matter that properly comes before the Annual Meeting or any adjournment thereof, at the discretion of the persons named as proxy holders.
9.	Q:	WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD?
	A:	If you do not vote your proxy, your brokerage firm may either:
• Vote your shares on routine matters, or
• Leave your shares unvoted.
When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the Annual Meeting. A brokerage firm cannot vote customers’ shares on non-routine matters.
You may have granted your stockbroker discretionary voting authority over your account. Your stockbroker may be able to vote your shares depending upon the terms of the agreement you have with your stockbroker.
10.	Q:	WHAT IF I RECEIVE MORE THAN ONE PROXY CARD?
	A:	This means that you have various accounts that are registered differently with the transfer agent and/or with brokerage firms. Please sign and return all proxy cards to ensure that all your shares are voted.
11.	Q:	WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING DUE?
	A:	If the date of the 2008 Annual Meeting of Shareholders is advanced or delayed more than 30 days from May 31, 2008, shareholder proposals intended to be included in the proxy statement for the 2008 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail its proxy materials for the 2008 annual meeting. Upon any determination that the date of the 2008 annual meeting will be advanced or delayed by more than 30 days from the date of the 2007 annual meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q. In order for Shareholder proposals to be considered for inclusion in the Company’s proxy materials for the 2008 Annual Meeting of Shareholders, proposals must be submitted in writing and received by the Company no later than December 26, 2007.
12.	Q:	WHO ARE THE COMPANY’S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS?
	A:	PricewaterhouseCoopers, LLP was the Company’s independent certified public accountants for the fiscal year 2006. A representative of PricewaterhouseCoopers, LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he/she desires to do so. The representative is also expected to be available to respond to appropriate questions from shareholders.

GENERAL

These proxy materials are being furnished by Checkpoint in connection with the solicitation of proxies by the Board of Directors of Checkpoint for use at the 2007 Annual Meeting of Shareholders and any adjournments thereof.

The Board of Directors approved the following proposals for shareholder approval at a meeting held on March 28, 2007:

Proposal 1.)	Election of three Class I Directors to hold office until the 2010 Annual Meeting of Shareholders. The Board has nominated R. Keith Elliott, William S. Antle, III and George W. Off as the Class I Directors.

SUMMARY OF PROPOSALS TO BE VOTED ON

1.	ELECTION OF DIRECTORS

The Company’s board of directors, upon the recommendation of its Governance and Nominating Committee, has nominated William S. Antle, III, R. Keith Elliott and George W. Off for election as Class I directors of the Company, each for a term of three years that will expire in 2010. Each of Messrs. Antle, Elliott and Off currently serves as a director of the Company and is up for re-election this year and each has consented to serve their respective terms.

UNLESS YOU GIVE CONTRARY INSTRUCTIONS, THE SHARES REPRESENTED BY YOUR RETURNED EXECUTED PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES.

THE BOARD RECOMMENDS A VOTE “FOR” THESE NOMINEES

The Board knows of no other business for consideration at the meeting. If any matters not specifically set forth on the proxy card and in this Proxy Statement properly come before the Annual Meeting, the persons named in the enclosed proxy will vote or otherwise act, on your behalf, in accordance with their reasonable business judgment on such matters.

PROPOSALS TO BE VOTED ON

PROPOSAL 1. ELECTION OF DIRECTORS

At the Annual Meeting, the shareholders will elect three Class I directors to hold office until the 2010 Annual Meeting of Shareholders and until their respective successors have been elected and qualified. The Company’s Board of Directors is divided into three classes serving staggered three-year terms, the term of one class of directors expiring in each year. The Company’s board of directors, upon the recommendation of its Governance and Nominating Committee, has nominated William S. Antle, R. Keith Elliott and George W. Off for election as Class I directors of the Company. On March 28, 2007, the Board of Directors, upon the recommendation of its Governance and Nominating Committee nominated William S. Antle, R. Keith Elliott and George W. Off to stand for re-election. The term of the Company’s current Class I directors, William S. Antle, R. Keith Elliott and George W. Off will expire at the Annual Meeting. The terms of the Company’s three Class II and three Class III directors will expire at the Annual Meetings of Shareholders to be held in 2008 and 2009, respectively. The Company’s By-laws provide that the Board of Directors consist of no less than three and no more than eleven directors, with the specific number within that range to be set by the Board. Each of the nominees have indicated their willingness to serve as directors. If a nominee, at the time of his or her election, is unable or unwilling to serve, and as a result a substitute nominee is designated, the persons named in the enclosed proxy or their substitutes will have discretionary authority to vote or to refrain from voting for the substitute nominee in accordance with their reasonable business judgment. The nominees for election as the Class I directors and the directors whose terms of office will continue after the Annual Meeting, together with certain information about them, are as follows:

Nominees for Class I Directors Serving Until 2010

William S. Antle, III
Director Since 2003
Age 62

Mr. Antle previously served as the Chairman, President and Chief Executive Officer of Oak Industries, Inc., a manufacturer of leading-edge communications components, from 1989 until its merger with Corning Incorporated in 2000. Prior to his tenure there, he held senior management positions with Bain and Company, Inc., an international strategy-consulting firm. He is a graduate of the United States Naval Academy in Annapolis, Maryland, and holds an MBA from the Harvard Graduate School of Business. Currently, Mr. Antle sits on the Boards of John H. Harland and ESCO Technologies, Inc.

R. Keith Elliott
Director Since 2000
Age 65

Mr. Elliott was appointed Lead Director in August 2002. Mr. Elliott served as Chairman of the Board from May 2002 to August 2002. Mr. Elliott is the retired Chairman and Chief Executive Officer of Hercules, Inc. From 1991 to April 2000, he served Hercules, Inc. as Senior Vice President and Chief Financial Officer; Executive Vice President and Chief Financial Officer; President and Chief Operating Officer; President and Chief Executive Officer; Chairman and Chief Executive Officer; and Chairman of the Board of Directors. Mr. Elliott is a member of the Board of Directors of QSGI, Inc., Wilmington Trust Company, and the Institute for Defense Analyses.

George W. Off
Director Since 2002
Age 60

Mr. Off has been Chairman of the Board, President and Chief Executive Officer since August 2002. He served as Interim Chief Executive Officer of Checkpoint from June 2002 to August 2002. Mr. Off is a founder and former Chairman and Chief Executive Officer of Catalina Marketing Corporation and a 40-year veteran in the retail marketing industry. During his career, Mr. Off also held executive positions at Lucky Stores, Inc. and Safeway Stores. He is a member of the Food Merchandisers’ Education Council and also a member of the Board of Directors of Telephone and Data Systems, Inc., and Eckerd College.

Class II Directors to Serve Until 2008

David W. Clark, Jr.
Director Since 1982
Age 68

Mr. Clark served as Chairman of the Board from February 1999 to May 2002. Mr. Clark has been a managing director of Pryor & Clark Company, a company engaged in investments, since June 1992. Mr. Clark is a director of CompuDyne Corporation.

Harald Einsmann, Ph.D.
Director Since 2005
Age 73

Dr. Einsmann currently serves as an Operating Partner and a member of the Board of Directors/Investment Committee of EQT, a leading European Private Equity Group sponsored by the Wallenberg group of Scandinavia (which includes, among others, Erickson Telephones, ABB Engineering, Astra Zeneca and Gambro Pharmaceuticals, SEB Bank and Scania Trucks). In addition, Dr. Einsmann serves on the Boards of Tesco PLC, in the United Kingdom, Carlson Group in the United States, (which includes, among others, Radisson Hotels, Radisson Seven Seas Cruise Ships, Thank God Its Friday Restaurants), and Rezidor Hotel Group in Scandinavia. Prior to his tenure at EQT, Dr. Einsmann held senior management positions, as well as a seat on the Worldwide Board at Procter and Gamble.

Dr. Einsmann is a graduate of the Hamburg and Heidelberg Universities in Germany where he received an MBA and a doctorate in Business Administration, Economics and Law. He was also a Fulbright scholar at the University of Florida, Gainesville, earning a Ph.D., with a thesis about the impact of the European Union on several U.S. industries.

Jack W. Partridge
Director Since 2002
Age 61

Mr. Partridge is President of Partridge & Associates, Inc., a consulting firm providing strategic planning and other services to retailers and companies serving the retail industry. Prior thereto, he served for two years as Vice Chairman of the Board and Chief Administrative Officer of the Grand Union Company, a food retailer. Prior to joining Grand Union in 1998, Mr. Partridge was Group Vice President of the Kroger Company, where he served for 23 years in several executive positions. He has been actively involved in a number of industry organizations in both the food retailing and chain drug industries. Mr. Partridge is a member of the Board of Directors of SPAR Group, Inc. He has also provided leadership for a broad range of civic, cultural, and community organizations.

Nominees for Class III Directors Serving Until 2009

George Babich, Jr.
Age 55

Mr. Babich was President of Pep Boys — Manny Moe & Jack from 2004 until 2005; from 2002 until 2004 Mr. Babich was President and Chief Financial Officer of Pep Boys — Manny Moe & Jack; from 2001 until 2002, Mr. Babich served as Executive Vice President and Chief Financial Officer; from 2000 until 2001, Mr. Babich served as Senior Vice President Finance and Chief Financial Officer; from 1996 through 2000, Mr. Babich served as Vice President Finance & Treasurer. From 1991 until 1996 Mr. Babich was Senior Financial Executive for Morgan, Lewis & Bockius. During his career Mr. Babich also held positions at The Franklin Mint, Pepsico Inc. and Ford Motor Company. Mr. Babich is a member of the Board of Teleflex Inc. and serves on their Audit Committee.

Alan R. Hirsig
Director Since 1998
Age 67

Mr. Hirsig is currently a business consultant. Mr. Hirsig was Chief Executive Officer of ARCO Chemical Company. He had been President and Chief Executive Officer of ARCO Chemical Company from 1991 until his retirement in July 1998. He is also a member of the Boards of various non-profit charitable organizations.

Sally Pearson
Director Since 2002
Age 57

Ms. Pearson is Vice President and General Manager of Merchandise and Retail for the Metropolitan Museum of Art in New York. Ms. Pearson previously was President of Liz Claiborne Specialty Stores from 1996 until 1999, served as Executive Vice President of Merchandising at a division of Limited, Inc. from 1995 until 1996, and Senior Vice President and General Merchandise Manager of Women’s Apparel at Saks Fifth Avenue from 1993 until 1995. She also held various management positions with Federated Department Stores over a 24 year period.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES

UNLESS YOU GIVE CONTRARY INSTRUCTIONS, THE SHARES REPRESENTED BY YOUR RETURNED EXECUTED PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES.

CORPORATE GOVERNANCE

Director Nomination Procedures

Criteria for Board Nomination. The Governance and Nominating Committee considers the appropriate balance of experience, skills, and characteristics required of the Board of Directors and will ensure that at least a majority of the directors are independent under the rules of the New York Stock Exchange, that members of the Company’s audit committee meet the financial literacy requirements under the rules of the New York Stock Exchange, and that at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business, and willingness to devote adequate time to Board duties. A more detailed description of the qualifications for directors is contained in the Company’s Corporate Governance Guidelines, a copy of which is available on the Company’s website at www.checkpointsystems.com.

Board Nomination Process. The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board. The Governance and Nominating Committee generally considers re-nomination of incumbent directors, provided they continue to meet the qualification criteria adopted by the Board of Directors. New director candidates are evaluated by the Governance and Nominating Committee by reviewing the candidates’ biographical information and qualification and checking the candidates’ references. Qualified nominees are interviewed by at least one member of the Committee and the Chairman of the Board. The Committee evaluates which of the prospective candidates are qualified to serve as a director and whether the governance and nominating committee should recommend to the Board that the Board nominate, or elect to fill a vacancy with these final prospective candidates. Candidates recommended by the Committee are presented to the Board for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Shareholder Recommendations. The Committee uses a similar process to evaluate candidates recommended by shareholders. To date, the Company has not received any shareholder’s proposal to nominate a director.

To recommend a prospective nominee for the Committee’s consideration, please submit the candidate’s name and qualifications to the Chairman of the Governance and Nominating Committee, Checkpoint Systems, Inc. 101 Wolf Drive, Thorofare, New Jersey 08086. Submissions must contain: (a) the proposed nominee’s name and qualifications (including five year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements, and board memberships (if any)) and the reason for such recommendation, (b) the name and the record address of the shareholder or shareholders proposing such nominee, (c) the number of shares of stock of the Company which are beneficially owned by such shareholder or shareholders, and (d) a description of any financial or other relationship between the shareholder or shareholders and such nominee or between the nominee and the Company or any of its subsidiaries. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the board and to serve if elected by the shareholders. Recommendations received by December 26, 2007, will be considered for nomination at the 2008 Annual Meeting of Shareholders. However, if the date of the 2008 Annual Meeting of Shareholders has been changed by more than 30 days from the date of the 2007 annual meeting, the recommendation must be received a reasonable time before the Company begins to print and mail its proxy materials for the 2008 annual meeting.

Board of Directors and Committees

Board Composition. With the exception of George W. Off, who serves as an officer of the Company, all other directors have been determined to be independent by the Board of Directors, in accordance with the listing standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the regulations of the Securities and Exchange Commission. The Board of Directors has made an affirmative determination that each of William S. Antle, III, George Babich, Jr. David W. Clark, Jr., Harald Einsmann, R. Keith Elliott, Alan R. Hirsig, Jack W. Partridge, and Sally Pearson (each, an “Independent Director” and together, the “Independent Directors”) has no material relationship with the Company. These conclusions were based on a separate review with the Governance and Nominating Committee of each Independent Director’s background for any possible affiliations with or any compensation received (other than compensation for service on the Company’s Board of Directors or committees thereof) from the Company and/or its subsidiaries. Following these reviews, the Board of Directors determined that all of the Independent Directors were “independent” for purposes of the New York Stock Exchange listing standards and the categorical standards for independence set forth below. During the past three years, no Independent Director (or any member of an Independent Director’s immediate family) has:

•	been employed by the Company;
•	received more than $100,000 in direct compensation from the Company in any 12-month period (other than for director and committee fees and pension or other forms of deferred compensation for prior service);
•	been affiliated with or employed by an auditor of the Company or the Company’s internal audit staff;
•	been employed by any company whose compensation committee includes an officer of the Company; or
•	been employed by a company that has made payments to, or received payments from, the Company in an amount that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Board Meetings. The Board held six regular meetings and one telephonic meeting in 2006. The cumulative average attendance of all directors at Board and Committee meetings was greater than 90%. No Board member missed more than two meetings. All of the Company’s directors attended the 2006 Annual Meeting of Shareholders.

Non-employee directors regularly meet in executive sessions without the presense of management. R. Keith Elliott, as Lead Director, presides over such executive sessions. Non-employee directors include all independent directors as well as any other directors who are not officers of the Company, whether or not “independent” by virtue of a material relationship with the Company or otherwise.

During 2006 the Board and each of the Board Committees evaluated their own performance through self assessments.

Interested parties may communicate directly with the Lead Director or with the non-employee directors as a group by writing to the Lead Director, Checkpoint Systems, Inc., 101 Wolf Drive, Thorofare, New Jersey 08086.

Board Committees. It is the intent of the Board that Committee members and Committee Chairs will be rotated on a regular basis in accordance with a pre-determined rotation schedule. The assignment of committee members and Committee Chairs shall be recommended by the Governance and Nominating Committee and approved by the Board. Although rotation is preferred there is no specific restriction on assignments outside of the rotation based on Committee requirements. The following table sets forth the committees of the Board, the composition thereof and the number of meetings of each committee held in 2006:

	Members of the	Number of
Name of Committee	Committee	Meetings in 2006

Audit Committee	William S. Antle, III*	14
	George Babich, Jr.
	David W. Clark, Jr.
	Jack W. Partridge
Compensation Committee	William S. Antle, III
	Harald Einsmann
	R. Keith Elliott*
	Jack W. Partridge
	Sally Pearson	6
Governance and Nominating Committee	George Babich, Jr.
	David W. Clark, Jr.
	Harald Einsmann
	Alan R. Hirsig*
	Sally Pearson	4

*	Chairperson for 2006.

Audit Committee. The Audit Committee monitors the financial reporting policies and processes and system of internal controls of the Company. The Committee monitors the audit process and has sole responsibility for selecting the Company’s independent auditors. The Audit Committee operates under a charter which is available on the Company’s website at www.checkpointsystems.com. In addition to being “independent” directors within the meaning of the New York Stock Exchange listing standards, as currently in effect, all members of the Audit Committee satisfy the heightened independence standards under the SEC rules, as currently in effect. Mr. Antle serves as chairman of the audit committee of ESCO Technologies, Inc. Mr. Babich serves on the Audit Committee of Teleflex, Inc. The Board has determined that such simultaneous audit committee service would not impair the ability of such director(s) to effectively serve on the Company’s audit committee.

The Board has determined that Mr. Antle is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934. Item 401(h) further provides for the following safe harbor:

(i)	A person who is determined to be an audit committee financial expert will not be deemed an expert for any purpose, including without limitation for purposes of section 11 of the Securities Act of 1933 (15 U.S.C. 77k), as a result of being designated or identified as an audit committee financial expert pursuant to this Item 401.

(ii)	The designation or identification of a person as an audit committee financial expert pursuant to this Item 401 does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification.

(iii)	The designation or identification of a person as an audit committee financial expert pursuant to this Item 401 does not affect the duties, obligations or liability of any other member of the audit committee or board of directors.”

Compensation Committee. The Compensation Committee is responsible for reviewing the performance of the Chief Executive Officer and acts at various times during the year to approve salaries, benefits and compensation arrangements for the Company’s officers, including the Chief Executive Officer, and to grant stock compensation and other equity based awards. The compensation paid to employee directors is approved by all of the Company’s independent directors. Each member of the Compensation Committee is independent as required by the New York Stock Exchange listing standards. The Compensation Committee operates under a charter, a copy of which is available on the Company’s website at www.checkpointsystems.com.

Governance and Nominating Committee. The Governance and Nominating Committee provides advice to the full Board with respect to: (a) Board organization, membership and function; (b) Committee structure and membership; and (c) succession planning for the executive management of the Company. In carrying out its duties, the Committee has also been delegated the responsibility to: determine criteria for the selection and qualification of the Board members; recommend for Board approval persons to fill vacancies on the Board which occur between annual meetings; evaluate, at least annually, each Board member’s “independence” and make recommendations, at least annually, regarding each Board member’s “independence” status consistent with then applicable legal requirements; make recommendations regarding director orientation and continuing education; consider the effectiveness of corporate governance practices and policies followed by the Company and the Board; and conduct at least annually a performance assessment of the Board. Each member of the Governance and Nominating Committee is independent as required by the New York Stock Exchange listing standards. The Governance and Nominating Committee operates under a charter, a copy of which is available on the Company’s website at www.checkpointsystems.com.

Board Compensation. Directors receive reimbursement of out-of-pocket expenses for attending Board and committee meetings. Employee directors receive no additional compensation for attending Board and committee meetings. Set forth below is the compensation received in 2006 for non-employee directors.

Non-Employee Director Compensation

Amount of
Type of Compensation	Payment

Annual Retainer — Board Members	$30,000
Annual Retainer — Lead Director	$10,000
Annual Retainer — Committee Chairpersons	$7,500
Annual Retainer — Audit Committee Chairperson	$10,000
Board Attendance Fee (per day)	$2,000
Telephonic Board Meetings	$1,000
All Other Committee Meetings	$2,000

	Fees earned or	Stock	Stock	All Other
Name	paid in cash	Awards	Options	Compensation	Total
(a)	($)(b)	($)(c)	($)(d)	($)(g)	($)(h)

William S. Antle, III	$81,000	$108,175	$—	$20,250	$209,425
George Babich, Jr.	$41,233	$108,175	$52,833	$—	$202,241
David W. Clark, Jr	$65,000	$108,175	$—	$16,250	$189,425
Harald Einsmann	$55,000	$108,175	$—	$—	$163,175
R. Keith Elliott	$82,066	$108,175	$—	$—	$190,241
Alan R. Hirsig	$59,066	$108,175	$—	$14,767	$182,008
Jack W. Partridge	$80,433	$108,175	$—	$—	$188,608
Sally Pearson	$70,433	$108,175	$—	$17,608	$196,216

Each of our non-employee directors earned the following: $7,500 quarterly retainer; $2,000 per day for each Board of Directors’ meeting attended in person; $2,000 for each Committee Meeting attended in person in conjunction with a Board of Directors meeting; $1,000 for each Board of Directors/Committee meeting attended by telephone in which a majority of directors/committee members participated. In addition, the following quarterly retainers were paid $2,500 to the Lead Director; $2,500 to the Audit Committee Chairman; $1,875 to the Compensation and Stock Option Committee Chairman and Governance and Nominating Committee Chairman.

(1)	Amounts reflect compensation earned by each director. Under the Director’s Deferred Compensation Plan, Messrs. Antle, Clark, and Hirsig and Ms. Pearson have elected to defer their earned fees into phantom restricted stock.

(2)	During 2006, each director was awarded 7,000 restricted stock units, which vest over a one year period. As each director has elected to defer their restricted stock units upon vesting, a 25% or 1,750 share matching restricted stock unit grant was awarded pursuant to the terms of the Director Deferred Compensation Plan.

(3)	Upon joining the board, Mr. Babich was granted 10,000 stock options which immediately vested. At year-end the aggregate number of option awards outstanding for each director was as follows: William S. Antle, III 42,000; George Babich, Jr. 10,000; David W. Clark, Jr. 52,000; Harald Einsmann 22,000; R. Keith Elliott 42,000; Alan R. Hirsig 32,000; Jack W. Partridge 52,000; Sally Pearson 42,000.

(4)	The amounts shown represent the Company’s compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R (SFAS 123R), but disregarding forfeitures related to service based vesting as directed by SEC regulations for this purpose. The valuation assumptions used in determining such amounts are described in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ending December 31, 2006.

(5)	The amounts shown represent 2006 Company match under the Director’s Deferred Compensation Plan. The Company credits each Participant with a match equal to 25% of any fees earned and deferred into phantom restricted stock units in accordance with the Plan. The match for these deferrals vest immediately.

Awards to Non-Employee Directors and Other Compensation.

Under the Company’s 2004 Omnibus Incentive Compensation Plan (the “Omnibus Plan”), non-employee directors are eligible to receive equity-based compensation awards, including non-qualified stock options to purchase Checkpoint Common Stock. Pursuant to the terms of the Omnibus Plan, no director may receive total stock-denominated awards in a calendar year which correspond to more than 250,000 shares of Common Stock of the Company.

Prior to 2006, in accordance with the terms of the Company’s Stock Option Plan, which now operates under the Omnibus Plan but existed prior to the adoption of the Omnibus Plan, each non-employee director received, upon his or her initial election as a director and annually thereafter, non-qualified stock options for 10,000 shares. Beginning in 2006, pursuant to a Board Resolution, such annual stock option grants have been replaced by an annual grant of 7,000 Restricted Stock Units (RSUs). The RSUs will vest one year from the date of grant and a Director may elect to defer the receipt of the RSUs under the Directors Compensation Plan.

Under the Company’s Directors’ Compensation Plan, non-employee directors may defer all or a portion of their cash compensation to a deferred compensation account. Non-employee directors may elect to: (1) receive cash for all services; (2) defer a percentage of cash compensation, with the deferral amount invested in a selected investment fund with distribution at retirement; (3) receive Company shares in lieu of cash; or (4) defer a percentage of cash compensation and receive 125% value in phantom Company shares, valued on the last trading day of the calendar quarter in which he or she would have received a cash payment, with deferred shares distributed upon retirement. Since the inception of the plan, more than 70% of the compensation due non-employee directors has been deferred and converted into phantom shares under the plan.

Shareholder Access to Directors

Generally, shareholders who have questions or concerns regarding the Company should contact the Investor Relations department at 856-848-1800 Ext. 3370. Any shareholders, however, who wish to address questions regarding the business or affairs of the Company directly with the Board of Directors, or any individual director, should direct his or her questions in writing to any director or to all directors c/o Checkpoint Systems, Inc., 101 Wolf Drive, P.O. Box 188, Thorofare, New Jersey 08086.

Compensation Committee Report

The Compensation Committee of the Board of Directors, comprised of independent directors, have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in the Company’s 2007 Shareholder Meeting Schedule 14A Proxy Statement, filed Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”). Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy.

Compensation Committee

William S. Antle, III
Harald Einsmann
R. Keith Elliott*
Jack W. Partridge
Sally Pearson

Compensation Committee Interlocks and Insider Participation

None of our Compensation Committee members is a current or former employee or officer of the Company or its subsidiaries. None of the Compensation Committee members had any relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K during 2006 or before. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has an executive officer serving as a member of the Company’s board of directors or Compensation Committee.

DISCUSSION AND ANALYSIS

Introduction

Checkpoint Systems, Inc. (the “Company”) is a multinational manufacturer and marketer of integrated system solutions for retail security, labeling, and merchandising. Operating directly in 31 countries, we have a global network of subsidiaries and distributors, and provide customer service and technical support around the world. We are directly impacted by our customers’ dependence upon retail sales, which are susceptible to economic cycles and seasonal fluctuations. Furthermore, as approximately two-thirds of our revenues and operations are located outside the US, fluctuations in foreign currency exchange rates have a significant impact on reported results.

Given the complexities of running operations in 33 countries and selling into the cyclical retail sector, it is critical to the Company’s long-term success and ability to create sustainable value for our shareholders that it attract and retain the best talent with experience in global operations and knowledge of local retail markets. Our executive compensation programs are an important component of our ability to achieve our business objectives. Under the supervision of the Compensation Committee of the Board of Directors, the Company has developed and implemented compensation policies, plans and programs that seek to enhance shareholder value, by aligning the financial interests of the Company’s executive officers with those of its shareholders. Annual base salary, incentive bonuses, and long-term incentive compensation are tied to the Company’s performance in a manner that encourages a sharp and continuing focus on effective capital allocation, cash flow management, revenue growth and long-term profitability while motivating senior management to perform to the full extent of their abilities in the long-term interests of shareholders. Our executive compensation programs also provide an important incentive in attracting and retaining executive officers.

Oversight of the Executive Compensation Program

The Compensation Committee. or the Committee, of the Board of Directors oversees the Company’s executive compensation program. The members of the Committee are: R. Keith Elliott, Chairperson, William S. Antle, III, Harald Einsmann, Jack W. Partridge, and Sally Pearson. In order to maintain objectivity, the Committee has a three-year rotation schedule of its members, who are all outside directors; the chair rotates every two years. The Company and the Committee both retain Mercer Human Resource Consulting, or Mercer, from time to time to support the Committee’s oversight of the executive compensation program.

The Company’s Executive Compensation Program Objectives

This section covers the objectives of the executive compensation program, including the types of behavior and focus the program is designed to reward and how the various compensation components fit into the program. The following core principles reflect the compensation philosophy and objectives of the Company. The Company believes that this compensation program encourages superior performance and rewards executives only when specific results have been attained. The program is used to reinforce and encourage the attainment of performance objectives. Ultimately, executives who do not meet expected levels of performance over time could be terminated.

1.	Provide Competitive Compensation to Executives

The Company operates in a competitive market for executive talent and strives to provide compensation that is sufficient to attract and retain the best talent. The Company has articulated a philosophy for competitive pay with respect to each element and in the aggregate, as described below. The Company periodically asks its outside compensation consultant, Mercer, to complete a review of market pay levels to assess competitiveness. In determining what constitutes the “market” against which Named Executive Officer, or NEO, pay is evaluated for appropriateness, the Company references two sets of competitive data: peer data and broader published survey data.

First, the Committee selected, with assistance from Mercer, a peer group of 13 public companies. The peer companies include the following organizations: Analogic Corporation, CTS Corporation, Intermec Inc, Metrologic Instruments Inc., Mettler-Toledo International Inc, Micros Systems Inc., OSI Systems Inc., Paxar Corporation, Scansource Inc., Symbol Technologies, Trimble Navigation Ltd, Verifone Holdings Inc and Zebra Technologies.

These peers were selected because they:

•	are in a similar industry to Checkpoint, competing either directly for customers or having a similar customer segment base;
•	have the potential for being specific competitors for the Company’s executive talent;

•	are competitors from a capital markets standpoint, in recognizing that investors have alternatives for deploying capital and that executive pay should reflect that consideration; and
•	are of a similar size, ranging from roughly half to two times Checkpoint’s size in revenue, which the Company considers comparable for compensation determinations.

Competitive data is compiled from this group based on public filings to provide information on the magnitude of total executive pay; the mix between base salary, annual incentives and long-term incentives; and executive compensation practices and plan designs.

Second, the Company references broader published survey data for companies within the electronics and general manufacturing industries, focusing on a broad set of companies of comparable size. This data, which includes broadly-available compensation survey data from leading survey providers including Mercer and other companies, is used to compile competitive pay data for functional positions that are similar in responsibilities to the Company’s executive positions. This data was compiled by Mercer and is used to evaluate competitive levels of base salary, annual incentives and long-term incentives.

The two sets of data form the competitive market for pay, against which the Company’s executive pay packages are evaluated and judgments about appropriate compensation levels are determined. The Company’s philosophy is to, over time, provide base salaries (fixed salaries) at the median of the market while emphasizing performance-based, variable incentives to deliver total compensation levels that vary depending upon individual and company performance. Based on an executive compensation review conducted by Mercer in July of 2006, the Company has determined that NEO base salaries approach the 75th percentile of the market due to legacy positioning of pay. The Company over time expects to manage base salaries to the market median by providing no, or modest, base pay increases. However, the Company manages pay to a total compensation level, including base pay, annual incentives and long-term incentives. In 2006, total compensation levels for the NEOs were determined by the Company based on Mercer’s July 2006 review to be between the market median and 75th percentile.

2.	Emphasize Variable Performance Pay Over Fixed Pay and Long-Term Goal Attainment Over Short-Term Goal Attainment

The Company believes that the higher the level of executive responsibility, the more pay should be tied to performance. The targeted compensation mix is aligned with competitive market pay mix practices so that on average approximately 40% to 50% of each NEO’s compensation is in base salary and 50 to 60% is in variable compensation. As described more fully below, variable compensation consists of awards for both annual and long-term performance (long-term awards are valued based on their grant date present value for compensation purposes, which values performance shares at target and option awards at the Black-Scholes value associated with the full term of the option, not the FAS 123(R) accounting cost). The mix of variable compensation is intended to emphasize achievement of long range goals. So, of the total amount of variable compensation target opportunity, about two-thirds focuses on long-term performance and one-third on the achievement of annual goals. This mix helps the Company support the objective of focusing the NEOs on achieving long-term results, but also placing meaningful weight on the achievement of annual operating objectives.

The Company also believes that the alignment between pay and performance should be regularly validated. To this end, the Committee periodically (every one to two years) requests that Mercer compare the Company’s performance to the companies in the peer group to assess the Company’s overall performance. A comparison is also made of pay packages provided to our NEOs relative to the NEOs of our peers to determine if the pay packages are is aligned with the performance positioning of the Company, relative to its peers.

3.	Align the Company’s Compensation with Shareholder Economic Interests

The Company’s ultimate objective is to increase the value of its shares for the Company’s shareholders. The compensation program is designed to align management with this objective through the use of long-term incentives that are delivered in the form of equity, including stock options and performance-contingent stock grants. In other word, the most significant portion of each executive’s compensation package serves to align the level of compensation received with the benefits delivered to shareholders. The Company also has share ownership guidelines that require each executive and director to hold a meaningful economic stake in the Company’s stock. Finally, the Company offers a voluntary deferred compensation plan, which encourages executives to invest in Company stock. These programs are described in more detail below — see Elements of the Executive Compensation Program.

4.	Differentiate Compensation for Individual Performance

The Company fosters a performance-oriented culture that recognizes differing contributions of its executives in the Company’s success. The executive compensation program is administered to reinforce the specific contributions of individuals to furthering the Company’s goals. Specifically, each year an annual performance evaluation of each NEO is completed to assess individual contributions to the Company. Performance is assessed based on agreed upon objectives and other criteria. The performance rating of each individual NEO in addition to Company performance as measured through annual and long-term incentive goals, directly affects compensation levels. For example, base salary increases, annual incentive awards, and grants of long-term incentives are tied to individual performance.

5.	Provide Global Consistency of the Compensation Program While Tailoring it to Local Labor Markets as Needed

The Company aims to provide compensation to its NEOs globally that is competitive with pay in the United States. This is done in order to recognize that the business operates on a global basis and needs talent that can be recruited from a variety of locations around the world and may be positioned throughout the world. This also enables the Company’s most senior executives to maintain a consistent emphasis on achieving annual and long-term performance results regardless of the executive’s location. Therefore, total compensation levels for each NEO may differ based on their responsibilities and level of performance, but do not vary based on their geographical location.

Elements of the Executive Compensation Program

This section describes each element of compensation used by the Company, the rationale for each element, and the methodology used to determine the amount of each element.

The primary elements of the Company’s executive compensation program are:

•	Base salary
•	Annual incentive
•	Long-term incentives
• Stock Option Plan
• Performance Share Plan (LTIP)

•	Share Ownership Guidelines
•	Deferred Compensation Plan
•	Benefits and Perquisites

Base Salary

NEO base salaries are intended to provide a base level of fixed compensation for performance of the core function of each position’s responsibilities. Salary levels are set based on a variety of factors, including the executive’s responsibilities, skill, experience and performance, as well as competitive norms.

Salaries for NEOs are adjusted periodically where a significant change in market salary levels occurs, an NEO is promoted, or internal inequities warrant an adjustment. Performance achievements are considered in base salary adjustments, but are largely recognized through variable compensation or promotions. The CEO’s salary is established by the Committee; for other NEOs, the CEO recommends a base salary adjustment to the Committee for its approval. In 2006, the Committee did not make recommendations for base salary increases since salaries were competitive with the market. None of the NEO’s base salaries have been adjusted since 2003.

Annual Incentive

NEOs are eligible for annual incentive awards that are dependent on the achievement of specific annual performance results for the Company. For 2006 performance, awards are provided under the shareholder-approved 2004 Omnibus Incentive Compensation Plan. The purpose of the annual incentive awards is to reinforce the importance of attaining profitability and other objectives determined to be important for each year based on the Company’s business strategy.

The maximum annual payouts for the NEOs for 2006, as approved by the Committee, were the following:

	Maximum Payout as a	Maximum Payout as %
	% of Base Salary	of Base Salary Linked	Maximum Total
	for Achieving	to Annual Individual	Payout as a % of
	Annual Objectives(1)	Performance Rating(2)	Base Salary

George Off	100%	0%	100%
Craig Burns	80%	10%	90%
Per Levin	75%	10%	85%
John Davies	75%	10%	85%
John Van Zile	50%	10%	60%
Dave Donnan	75%	10%	85%

These levels were established to ensure a competitive annual incentive opportunity with a range of payouts tied to performance achievements, consistent with the organization’s philosophy. As shown in the table above, there are two components of annual incentives. The first, as shown in column (1), is dependent upon achievement of annual corporate financial/operating objectives, which are tailored to each NEO. The second, as shown in column (2), is directly linked to each NEO’s annual performance appraisal. Payment of maximum annual incentive amounts is targeted so that cash compensation approximates the 75th percentile of the market.

Maximum Payout as a Percent of Base Salary for Achieving Annual Objectives

Maximum payout as a percent of base salary for achieving annual objectives is awarded based on the successful attainment of a number of performance goals. The goals represent stretch performance and are directly linked to each year’s financial and strategic objectives for the Company. Each executive is assigned five or six performance goals to achieve. The performance goals are assigned a weighted rank based on their relative importance which corresponds to the portion of the annual incentive that is linked to achievement of a particular goal. Each performance goal has a specific performance target assigned. If the goal is reached, a portion of the annual incentive is paid. If it is not reached, that portion of the incentive is not paid. Therefore, all objectives for an NEO must be achieved for the NEO to receive the maximum payout amount.

The Committee annually approves Company goals that are rewarded under the annual incentive plan. For 2006, each of the NEO’s goals included an earnings per share (EPS) target. This goal was weighted 50-60% of the total of all objectives. The balance of the incentive for each NEO was tied to achievement of specific financial, strategic and operational goals that were customized to each executive with various weights. Goals are set to require stretch performance, and, as indicated by historical payout levels, have resulted in payouts, on average, of less than 60% of maximum amounts about half of the time, except for Dave Donnan who was contractually guaranteed two years full bonus, each NEO received a bonus payout of at least 50% of the maximum amount in two of the last five years, and less than 50% of maximum amount in three of the last five years. The Committee’s intent is to provide a comparable level of stretch, as indicated by this historical assessment, in annual incentives going forward, but payout of annual incentives will vary from year to year and may or may not be consistent with historical payout trends.

The Company anticipates that at least some of the performance goals will be achieved and unlikely that all goals will be achieved.

We are not disclosing the specific values associated with the performance goals because those values are based on our primary financial and operating goals and are linked to our confidential operating budget and business plan. As a result, we believe that the disclosure of those values would result in competitive harm to us. Nevertheless, each target level associated with each incremental bonus percentage is progressively higher and, therefore, more of a challenge to achieve.

Maximum Payout as Percent of Base Salary Linked to Annual Performance Rating

Through annual individual performance ratings, the payout of annual incentives may be up to 10% of base salary for NEOs, other than the CEO, based on a qualitative assessment by the Committee of how the annual objectives discussed above were achieved. This portion of the bonus may be paid out only if individual performance for an executive is qualitatively considered above average or outstanding. In that way, this bonus component acts as an additional incentive for individual NEOs to make contributions beyond expectations. There are no preset objectives or formula for this component of the award. This portion is intended to be directly linked to the behavioral aspect of the objectives’ achievement, and differentiate for individual performance, based on a review of overall performance.

Long-Term Incentives

The Company grants long-term compensation pursuant to the shareholder-approved 2004 Omnibus Incentive Compensation Plan. The plan provides that the Committee has the authority to award stock options (incentive and non-qualified stock options), stock appreciation rights, stock awards (restricted and unrestricted), phantom shares, dividend equivalent rights and cash awards to eligible individuals.

Long-term incentives are structured to reward multi-year performance of the Company, focusing both on the achievement of multi-year financial objectives and long-term increases in shareholder value. For NEOs, long-term incentive target amounts are set at the market rate of the 50th percentile but may fall above or below the target level (typically 10-15%) for an individual based on individuals and company performance. Long-term incentive targets as a percent of base salary for each NEO for 2006 are listed in the table below:

LTI Targets for 2006 (as a % of base pay)

George Off	Craig Burns	Per Levin	John Davies	John Van Zile	Dave Donnan

125%	70%	80%	89%	60%	70%

For 2006, the Company granted long-term incentive awards in two ways: stock options and performance shares linked to a series of three-year performance goals. This approach reinforces the achievement of shareholder value objectives since the ultimate award payout is denominated in Company stock for both awards, reinforcing management’s alignment with stockholder interests. As more fully described below, the performance share program also provides an incentive to attain high-priority, multi-year financial objectives to reinforce management’s long-term performance orientation. We are not disclosing the specific values associated with the goals because those values are based on our primary financial and operating goals and are linked to our confidential operating budget and business plan. As a result, we believe that the disclosure of those values would result in competitive harm to us. Nevertheless, each of the goals is progressively higher and, therefore, more of a challenge to achieve.

Stock Options

Stock options are used to provide an incentive to increase the share price of the Company’s stock. The Company believes stock options are particularly effective since a recipient receives economic value only when the Company’s share price appreciates. To reinforce the importance of share price appreciation, stock option grants are typically calibrated to account for one-half of the total estimated long-term incentive value granted to executives. As discussed below, in 2006, stock options accounted for a smaller portion of the long-term incentive program value in order to focus management on the three-year cash flow objective described below. The estimated long-term incentive value is determined assuming an executive holds the option to its full term using the Black-Scholes option pricing model.

Option grants also support NEO retention by providing for vesting in installments over three years. If an NEO’s employment is terminated prior to vesting for any reason other than a Change of Control, any remaining unvested awards are forfeited. Vested awards may continue to be exercised for a defined period of time, which varies depending upon the reason for termination. This enables the employee to realize any gain on options that were earned prior to termination, which is consistent with the incentive aspect of the award. In the event of a Change of Control, any unvested options become fully vested and exercisable only if the NEO is also terminated. The Company, provides for the vesting upon a Change in Control in order to encourage executives to seek out and support transactions that are in the best interest of the Company even though they may personally experience potential employment and other economic risk from the transaction.

The Company follows a process of granting options annually, at the first Committee meeting following filing of our annual report on Form 10-K. The exercise price of an option is equal to the market closing price on the date of grant. Outside of this timeframe grants are sometimes provided to new hires and are granted to be effective with the employment start date, based on the terms of the applicable offer letter. In light of the current controversy over stock option backdating, the Company reviewed its stock option history from 1997 to 2006 to determine if any backdating took place. The Company collected the data on timing, pricing and approval of each option grant, which was then reviewed by management and outside Securities counsel, to determine that the approval process, accounting and reporting of the awards were in compliance with tax and SEC regulations. The Company has concluded that the facts, circumstances and pattern of conduct support a conclusion that the terms and recipients of grants were determined and fixed with finality on the grant date with no evidence of backdating.

Performance Shares

The purpose of the performance share program is to focus management on the attainment of priority financial goals covering an intermediate timeframe — usually three years. This plan complements both the annual incentive program, which rewards for achievement of one-year performance objectives and the stock option program under which options may be exercised for up to ten years to reward long term achievement of financial goals. By rewarding three-year goal attainment, the performance share plan gives management an incentive to take actions necessary to achieve short-term, intermediate-term and long-term goals. The Company believes this is an appropriate structure to ensure that management’s decision-making is balanced. Individual performance is not considered in determining payout levels for performance shares, and there is no discretion on the part of the committee to make awards even if goals are not met, or to increase or decrease awards.

The Performance Share Plan, which was developed and adopted in 2005, provides for distributions under the Plan to be in shares of Company stock. With the introduction of the Performance Share Plan, the Company has begun a shift in the composition of its equity-based awards, in line with market trends, away from primarily options and toward a mix of performance share awards and stock options, as appropriate for the individual receiving the awards.

Under the plan, an NEO is granted a target number of shares that would be paid to the executive at the end of a three-year period if specific performance objectives are met. The actual number of shares paid may range from 0% to 200% of the target award amount based on the results of performance objectives. The performance goals are company-wide financial measures selected and set by the Compensation Committee and may be different for different performance periods.

There are currently two performance share cycles in process, one for the 2005-2007 period (granted in 2005) and one for the 2006-2008 period (granted in 2006 and reflected in the Grants of Plan Based Awards table). The two performance cycles are described below:

2005 – 2007 Performance Shares

Performance shares for the 2005-2007 cycle were granted in 2005 and will be paid in the beginning of 2008 based on performance during the cycle. In order for any award to be earned during the performance cycle, two “trigger” conditions must be met. First, the Company’s Return on Capital Employed, or ROCE, in 2007 must exceed certain targets. Second, 2007 Operating Margin must meet a specific target.

Provided that the ROCE and Operating Margin trigger goals have been met, the award will be paid out based on the attainment of certain Operating Income and Operating Margin performance goals in 2007. Operating Income is defined as US GAAP earnings from continuing operations before deductions for interest expense, income taxes, minority interest and restructuring charges. Operating Margin is defined as operating income divided by revenue, and ROCE is operating income less income taxes, non-operating income and expenses, divided by the sum of total equity plus long-term debt.

The purpose of this program is to emphasize the importance of achieving desired levels of profitability within its product portfolio and to emphasize long-term thinking. This is intended to ensure that management invests in the products and services that will result in the most profitable business. A ROCE trigger also gives management an incentive to ensure that profitability is obtained with an efficient use of the Company’s capital. The Company believes that these measures in combination support appropriate long-range portfolio choices.

Payout levels will be 50% of allocated target for “threshold” performance, 100% of allocated target for “target” performance and 200% of allocated target for “maximum” performance or greater. Payouts will be interpolated linearly between threshold/target/maximum levels. To comply with 409A deferred compensation regulations, payout of performance shares will be made within two and one-half months after the last day of the performance period (by March 15, 2008).

2006 – 2008 Performance Shares

The performance goal for the January 2006 through December 2008 plan cycle (granted in 2006) is based on the attainment of achieving a certain amount of cumulative three-year “Free Cash Flow” Free Cash Flow, or FCF), is defined as the cumulative 2006-2008 “cash flow from operations” less capital expenditures, and excludes restructuring and acquisitions costs.

The FCF measure was selected because the Company determined that there was a need to focus executives on the impact of decisions on cash flow. This objective reinforces the profitability goals of the 2006-2008 program. It also introduces a measure that the Company believes is important in generating shareholder returns. To underscore the importance of achieving those results and motivate executives to complete restructuring activities associated with a divestiture, in 2006 the Company based a larger portion of each NEO’s total long-term incentive value on this program.

A participant who is terminated for any reason (other than for a Change of Control) forfeits performance share awards. Upon termination for a Change of Control, a participant is provided a payout of shares at the target value, pro-rated for the number of full months elapsed into the performance cycle. The termination of the employee may be (1) by the Company or acquiring company (other than for cause); or (2) by the employee for “good reason” which includes a reduction or change in duties, reduction in base salary or a relocation. The awards use this approach so that accelerated vesting and payments are made only upon a change in control accompanied with a termination to account for situations where the NEO has lost his or her job and has engaged in actions to further the incentive intent of the program.

Share Ownership Guidelines

To ensure that the interests of all executives and senior managers are aligned with shareholder interests, the Company has established a program that requires that the NEOs (and other executives and managers) have a meaningful equity stake in the Company by investing and holding a significant amount of Company stock. The Stock Ownership Program sets stock ownership levels for the NEOs. The ownership levels under the Stock Ownership Program are set forth below. The ownership requirement is denominated as a dollar value equal to a multiple of base salary and target bonus, rather than a share count. Vested “in the money” options, vested restricted stock, deferred compensation units, all company stock held in the Company’s 423 Employee Stock Purchase Plan, and all exercised stock options or RSU’s that are held will count toward compliance. Until the NEOs reach the required level of ownership they will be required to invest or defer 50% of their after tax yearly variable bonus and hold all exercised stock options or RSU’s.

Level of Ownership
(Dollar Value)
Title (or equivalent)	in Times Base Salary

Chief Executive Officer	4 x base salary and target bonus
All Other NEOs	3 x base salary and target bonus

Deferred Compensation Program

To assist NEOs in meeting their capital accumulation objectives and to provide for income tax deferral opportunities, each NEO may defer up to 50% of base salary and up to 100% of bonus (Annual Cash Incentive Compensation) into the Company’s deferred compensation plan. All deferred amounts are invested in Company stock with three-year vesting. This facilitates ownership of Company stock by participants. The Company currently matches 25% of the deferred amounts up to the indicated maximum amounts. The 25% match is provided to give executives an incentive to buy and hold Company stock. It also facilitates compliance with the Share Ownership Guidelines discussed above.

Benefits and Perquisites

The NEOs generally receive the same benefits and perquisites as other US-based managers. In addition, Mr. Levin is reimbursed for certain expenses under the Company’s expatriate policy. Mr. Off receives supplemental benefits, which include supplemental life insurance and continued medical insurance for himself, his wife, and dependents after he leaves the company (as long as he is not terminated by the Company for cause or does not terminate without good reason). The supplemental benefits are provided to Mr. Off to meet specific financial planning needs. See the footnotes to the Summary Compensation Table for details.

Special Arrangements for Per Levin

Per Levin, a National of Sweden and a resident of Spain, was relocated by the Company to the United States in September 2006. In connection with his status as an expatriate in the United States, Mr. Levin received a number of benefits and allowances in 2006, including airfare to the United States, relocation expenses and housing/schooling allowances (See Footnote    to the Summary Compensation Table). The Company considers the needs of each expatriate on a case-by-case basis to develop a formal arrangement. Overall, the objectives of the arrangements are to place the executive in an economically neutral position from the relocation so they are not discouraged from undertaking international transfers. These arrangements help the Company achieve its objectives of creating a strong management team that is appropriately located to run the business, and are not intended to deliver supplemental compensation.

Severance/Change in Control Policies and Employment Agreements

The Company has established certain severance arrangements (including benefits upon a Change of Control) for its NEOs (see tables below). The Company’s policies on severance are intended to provide fair and equitable compensation in the event of severance of employment. For Change of Control situations, the policy helps to ensure that NEOs will undertake transactions and other corporate actions that may be in the Company shareholders’ best interests, but may lead to the termination of the NEOs’ employment. By providing severance upon a Change of Control, the Company intends to give the executive compensation that is sufficient to mitigate the risk of loss of employment and make him or her willing to undertake a transaction. The severance amounts are balanced against the Company’s need to be responsible to its shareholders and preserve the assets of the company.

The Company’s provisions on severance include:

•	Levels of severance that are competitive with the market; for executives the total amount of severance is directly tied to the length of a corresponding noncompete period;
•	A policy that reasonably protects the executive in the event of termination and provides predictability of payments to the Company;
•	Upon a Change of Control, a requirement that an executive actually be terminated, or who terminates for good reason, in order to receive severance. The Company’s policies for this reflect that an executive should face a true economic loss before severance is collected;
•	Executive severance policy, the purpose of which is to provide a fair framework in the event of the termination of employment of executives for reasons other than for cause. The policy does not apply to executives who voluntarily terminate or who are terminated for cause. The amount of severance is the greater of that provided by the policy, any employment contract, local law or other entitlement, but is not cumulative. A condition of receiving severance under the policy is that the executive must sign a general release and non-compete agreement in a form satisfactory to the Company at the time of termination. The non-compete period is equal to the months of the severance paid. The severance periods under policy are: 24 months for the CFO and line of business presidents and 18 months for the other NEOs.

If Executive is terminated or properly terminates employment pursuant to a Change-in-Control as defined in the Policy the Executive shall be entitled to receive the following:

•	The Base Salary for a period equal to 1 1/2 times the Severance Payment Period;
•	Any payment to which Executive may be entitled in accordance with the terms of any applicable Bonus Plan then existing;
•	Continued participation in welfare benefit plans of the Company;
•	Accelerated vesting in any stock options or similar equity incentive rights previously granted to Executive.

Additional Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the corporation’s Chief Executive Officer and the other NEOs included in the Summary Compensation Table. This limitation does not apply to qualifying “performance-based compensation.” Generally, to qualify for this exception: (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied. Section 162(m) considerations are evaluated when developing the compensation programs, and the Company believes that the programs are structured to comply with 162(m). However, the Company reserves the right to provide compensation to its NEOs that is not deductible under Section 162(m) if it is appropriate to support the Company’s business objectives and the attraction and retention of executives.

The Company also considers the financial accounting implications of its executive compensation programs as one factor in program design and administration. However, the Company primarily considers the business purpose of the compensation arrangement.

Compensation Recovery Policy (clawbacks)

The Company does not have a policy to recover performance-based awards if performance is restated, but the Compensation Committee is presently considering such policy for adoption in 2007

SUMMARY COMPENSATION TABLE

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and		Salary	Awards	Awards	Compensation	Compensation
Principal Position	Year	($)	($)	($)	($)	($)	Total ($)
(a)	(b)	(c)	(e)(1)	(f)(1)	(g)(2)	(h)(3)	(i)

Off, George	2006	$767,499	$412,190	$310,134	$92,100	$188,040	$1,769,963
Burns, Craig	2006	$387,048	$82,024	$106,173	$37,157	$17,288	$629,690
Levin, Per	2006	$376,146	$108,118	$111,173	$55,860	$120,078	$771,375
Davies, John	2006	$303,385	$122,209	$123,662	$54,609	$6,522	$610,387
Van Zile, John	2006	$285,158	$172,588	$103,708	$53,515	$29,398	$644,367
Donnan, David(4)	2006	$416,538	$—	$95,217	$28,500	$907,973	$1,448,228

These amounts represent the Company’s compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R (SFAS 123R), but disregarding forfeitures related to service based vesting as directed by SEC regulations for this purpose. The valuation assumptions used in determining such amounts are described in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ending December 31, 2006.

Non-Equity Incentive Plan Compensation is composed entirely of annual incentive bonuses awarded under the 2004 Omnibus Incentive Compensation Plan earned in fiscal 2006 and paid in 2007.

Amounts shown in All Other Compensation includes: 1) George Off’s $88,839 deferred compensation match expense under the Company’s Deferred Compensation Plan, $1,290 matching contributions for life insurance and $97,911 for executive medical benefits; (2) Mr. Burns’s $17,080 deferred compensation match expense under the Company’s Deferred Compensation Plan and $208 matching contributions for life insurance; (3) Mr. Levin’s $27,819 deferred compensation match expense under the Company’s Deferred Compensation Plan, $121 matching contributions for life insurance and perquisites of $92,138 composed of $78,192 related to Mr. Levin’s move to the United States and $13,946 related to housing allowances; (4) Mr. Davies’s $6,314 deferred compensation match expense under the Company’s Deferred Compensation Plan, and $208 matching contributions for life insurance; Mr. Van Zile’s $28,814 deferred compensation match expense under the Company’s Deferred Compensation Plan and $584 matching contributions for life insurance.

(4) David Donnan left the Company on November 10, 2006.

GRANTS OF PLAN-BASED AWARDS

								All Other	All Other
								Stock	Option	Exercise		Grant
		Estimated Future Payouts			Estimated Future Payouts			Awards:	Awards:	or Base	Closing	Date Fair
		Under Non-Equity			Under Equity			Number of	Number of	Price of	Market	Value of
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			Shares of	Securities	Option	Price on	Stock and
	Grant	($)	($)	($)	(#)	(#)	(#)	Stock or	Underlying	Awards	Grant	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (#)	Options (#)	($/Sh)	Date	Awards(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)(4)	(k)(5)	($/Sh)	(l)

Off, George	2/17/2006	$—	$—	$—	17,498	34,996	69,992	—	—	$—	$28.92	$1,011,380
	2/17/2006	$—	$—	$—	—	—	—	—	37,000	$28.89	$28.92	$436,634
	FY 2006	$—	$338,250.00	$—	—	—	—	—	—	$—	$—	$—
	FY 2006	$—	$338,250.00	$—	—	—	—	—	—	$—	$—	$—
Burns, Craig	2/17/2006	$—	$—	$—	3,476	6,952	13,904	—	—	$—	$28.92	$200,909
	2/17/2006	$—	$—	$—	—	—	—	—	7,350	$28.89	$28.92	$86,737
	FY 2006	$—	$185,783.04	$—	—	—	—	—	—	$—	$—	$—
	FY 2006	$—	$123,855.36	$—	—	—	—	—	—	$—	$—	$—
Levin, Per	2/17/2006	$—	$—	$—	4,966	9,931	19,863	—	—	$—	$28.92	$287,013
	2/17/2006	$—	$—	$—	—	—	—	—	10,500	$28.89	$28.92	$123,910
	FY 2006	$—	$126,000.00	$—	—	—	—	—	—	$—	$—	$—
	FY 2006	$—	$126,000.00	$—	—	—	—	—	—	$—	$—	$—
Davies, John	2/17/2006	$—	$—	$—	4,966	9,931	19,863	—	—	$—	$28.92	$287,013
	2/17/2006	$—	$—	$—	—	—	—	—	10,500	$28.89	$28.92	$123,910
	FY 2006	$—	$113,769.38	$—	—	—	—	—	—	$—	$—	$—
	FY 2006	$—	$113,769.38	$—	—	—	—	—	—	$—	$—	$—
Van Zile, John	2/17/2006	$—	$—	$—	3,547	7,094	14,188	—	—	$—	$28.92	$205,009
	2/17/2006	$—	$—	$—	—	—	—	15,000(3)	—	$—	$28.92	$433,350
	2/17/2006	$—	$—	$—	—	—	—	—	7,500	$28.89	$28.92	$88,507
	FY 2006	$—	$40,136.85	$—	—	—	—	—	—	$—	$—	$—
	FY 2006	$—	$93,652.65	$—	—	—	—	—	—	$—	$—	$—
Donnan, David	2/17/2006	$—	$—	$—	4,966	9,931	19,863	—	—	$—	$28.92	$287,013
	2/17/2006	$—	$—	$—	—	—	—	—	10,500	$28.89	$28.92	$123,910
	FY 2006	$—	$171,000.00	$—	—	—	—	—	—	$—	$—	$—
	FY 2006	$—	$114,000.00	$—	—	—	—	—	—	$—	$—	$—

(1)	These amounts represent the target that could have been earned for 2006 pursuant to the annual incentive awards provided under the 2004 Omnibus Incentive Compensation Plan. The table sets forth separate target amounts for each officer, one for an earnings per share incentive and and the other is an individual performance incentives award. The individual performance incentive award contains multiple performance objectives, which are aggregated for this presentation. Actual amounts earned for 2006 are included in the “Summary Compensation Table” above. For additional information regarding these awards see “Executive Compensation Discussion and Analysis”.

(2)	The amounts shown reflect the threshold, target and maximum number of shares which may be granted pursuant to the performance share program. For additional information see “Performance Shares” above.

(3)	Mr. Van Zile was awarded 15,000 restricted stock units on February 17, 2007. These shares vest 20% each year over a 5 year period.

(4)	All stock options issued vest one-third each year over three year period commencing on the date of grant and have a term of 10 years.

(5)	Option pricing is set using the average of the high and low market price on the day of grant.

(6)	The value of a stock award or options is based on the fair value as of the date of grant of the award determined pursuant to FAS 123R. The valuation assumptions used to calculate these amounts are described in Note 1 to the Company’s Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ending December 31, 2006.

OUTSTANDING EQUITY AWARDS
As of December 31, 2006

						Stock Awards
									Equity
									Incentive
	Option Awards							Equity	Plan Awards:
			Equity					Incentive	Market
			Incentive					Plan Awards:	or Payout
			Plan Awards:				Market	Number of	Value of
	Number of	Number of	Number of			Number of	Value of	Unearned	Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares,	Shares,
	Underlying	Underlying	Underlying			Units of	Units of	Units or	Units or
	Unexercised	Unexercised	Unexercised	Option		Stock that	Stock that	Other Rights	Other Rights
	Options	Options(1)	Unearned	Exercise	Option	have not	have not	that have	that have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	not Vested(3)	not Vested
Name	Exercisable	Unexercisable	(#)	$	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Off, George	20,000	—	—	$16.54	5/02/2012	—	$—	—	$—
	9,528	—	—	$10.50	6/25/2012	—	$—	—	$—
	52,972	—	—	$10.50	10/25/2012	—	$—	—	$—
	18,398	—	—	$10.87	8/15/2012	—	$—	—	$—
	319,102	—	—	$10.87	2/15/2013	—	$—	—	$—
	7,639	—	—	$13.09	5/01/2013	—	$—	—	$—
	52,361	—	—	$13.09	11/01/2013	—	$—	—	$—
	—	5,219	—	$19.16	2/17/2014	—	$—	—	$—
	60,000	24,781	—	$19.16	8/17/2014	—	$—	—	$—
	—	5,903	—	$16.94	4/01/2015	—	$—	—	$—
	17,667	29,430	—	$16.94	4/01/2015	—	$—	—	$—
	—	3,461	—	$28.89	2/17/2016	—	$—	—	$—
	—	33,539	—	$28.89	2/17/2016	—	$—	—	$—
	—	—	—			—	$—	15,000	$303,000
	—	—	—			—	$—	34,996	$706,919
Burns, Craig	10,330	—	—	$9.68	3/20/2011	—	$—	—	$—
	89,670	—	—	$9.68	3/20/2011	—	$—	—	$—
	7,788	—	—	$12.84	2/19/2012	—	$—	—	$—
	42,212	—	—	$12.84	8/19/2012	—	$—	—	$—
	17,823	—	—	$13.09	5/01/2013	—	$—	—	$—
	42,177	—	—	$13.09	11/01/2013	—	$—	—	$—
	10,000	—	—	$15.94	6/02/2008	—	$—	—	$—
	10,000	—	—	$9.94	8/04/2008	—	$—	—	$—
	8,446	—	—	$11.00	10/23/2008	—	$—	—	$—
	1,554	—	—	$11.00	10/23/2008	—	$—	—	$—
	6,666	—	—	$7.66	4/16/2009	—	$—	—	$—
	3,334	—	—	$7.66	10/16/2009	—	$—	—	$—
	5,621	—	—	$7.56	12/09/2009	—	$—	—	$—
	9,379	—	—	$7.56	6/09/2010	—	$—	—	$—
	17,634	—	—	$7.75	4/24/2010	—	$—	—	$—
	32,366	—	—	$7.75	4/24/2010	—	$—	—	$—
	5,000	—	—	$28.38	1/23/2007	—	$—	—	$—
	4,597	—	—	$21.75	1/14/2007	—	$—	—	$—
	403	—	—	$21.75	7/14/2007	—	$—	—	$—
	7,500	—	—	$15.50	7/25/2007	—	$—	—	$—
	—	5,219	—	$19.16	2/17/2014	—	$—	—	$—
	40,000	14,781	—	$19.16	8/17/2014	—	$—	—	$—
	—	3,750	—	$16.94	4/01/2015	—	$—	—	$—
	3,750	3,750	—	$16.94	4/01/2015	—	$—	—	$—
	—	3,712	—	$28.89	2/17/2016	—	$—	—	$—
	—	3,638	—	$28.89	2/17/2016	—	$—	—	$—
	—	—	—	$—		—	$—	3,000	$60,600
	—	—	—	$—		—	$—	6,952	$140,430

						Stock Awards
										Equity
										Incentive
	Option Awards								Equity	Plan Awards:
			Equity						Incentive	Market
			Incentive						Plan Awards:	or Payout
			Plan Awards:					Market	Number of	Value of
	Number of	Number of	Number of			Number of		Value of	Unearned	Unearned
	Securities	Securities	Securities			Shares or		Shares or	Shares,	Shares,
	Underlying	Underlying	Underlying			Units of		Units of	Units or	Units or
	Unexercised	Unexercised	Unexercised	Option		Stock that		Stock that	Other Rights	Other Rights
	Options	Options(1)	Unearned	Exercise	Option	have not		have not	that have	that have
	(#)	(#)	Options	Price	Expiration	Vested		Vested	not Vested(3)	not Vested
Name	Exercisable	Unexercisable	(#)	$	Date	(#)		($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)

Levin, Per	29,472	—	—	$9.68	3/20/2011	—		$—	—	$—
	5,528	—	—	$9.68	3/20/2011	—		$—	—	$—
	6,666	—	—	$12.84	2/19/2012	—		$—	—	$—
	13,334	—	—	$12.84	2/19/2012	—		$—	—	$—
	1,666	—	—	$8.82	3/01/2009	—		$—	—	$—
	8,739	—	—	$13.09	5/01/2013	—		$—	—	$—
	51,261	—	—	$13.09	11/01/2013	—		$—	—	$—
	—	5,219	—	$19.16	2/17/2014	—		$—	—	$—
	40,000	14,781	—	$19.16	8/17/2014	—		$—	—	$—
	—	3,750	—	$16.94	4/01/2015	—		$—	—	$—
	3,750	3,750	—	$16.94	4/01/2015	—		$—	—	$—
	—	4,723	—	$28.89	2/17/2016	—		$—	—	$—
	—	5,777	—	$28.89	2/17/2016	—		$—	—	$—
	—	—	—	$—		—		$—	3,000	$60,600
	—	—	—			—		$—	9,931	$200,606
Davies, John	24,480	—	—	$9.68	3/20/2011	—		$—	—	$—
	25,520	—	—	$9.68	3/20/2011	—		$—	—	$—
	7,788	—	—	$12.84	2/19/2012	—		$—	—	$—
	17,212	—	—	$12.84	2/19/2012	—		$—	—	$—
	5,400	—	—	$9.78	2/03/2009	—		$—	—	$—
	8,889	—	—	$7.56	12/09/2009	—		$—	—	$—
	9,911	—	—	$7.56	6/09/2010	—		$—	—	$—
	6,476	—	—	$28.38	1/23/2007	—		$—	—	$—
	15,000	—	—	$15.50	7/25/2007	—		$—	—	$—
	7,639	—	—	$13.09	5/01/2013	—		$—	—	$—
	52,361	—	—	$13.09	11/1/2013	—		$—	—	$—
	—	5,219	—	$19.16	2/17/2014	—		$—	—	$—
	40,000	14,781	—	$19.16	8/17/2014	—		$—	—	$—
	—	5,833	—	$16.94	4/01/2015	—		$—	—	$—
	5,834	5,833	—	$16.94	4/01/2015	—		$—	—	$—
	—	3,502	—	$28.89	2/17/2016	—		$—	—	$—
	—	6,998	—	$28.89	2/17/2016	—		$—	—	$—
	—	—	—	$—		—		$—	5,000	$101,000
	—	—	—			—		$—	9,931	$200,606
Van Zile, John	19,926	—	—	$15.06	7/28/2013	—		$—	—	$—
	5,074	—	—	$15.06	1/28/2014	—		$—	—	$—
	—	5,219	—	$19.16	2/17/2014	—		$—	—	$—
	20,000	4,781	—	$19.16	8/17/2014	—		$—	—	$—
	—	5,666	—	$16.94	4/01/2015	—		$—	—	$—
	5,667	5,667	—	$16.94	4/01/2015	—		$—	—	$—
	—	2,639	—	$28.89	2/17/2016	—		$—	—	$—
	—	4,861	—	$28.89	2/17/2016	—		$—	—	$—
	—	—	—			15,000	(2)	$303,000	—	$—
	—	—	—	$—		—		$—	5,000	$101,000
	—	—	—			—		$—	7,094	$143,299
Donnan, David	133,334	—	—	$17.74	7/01/2014	—		$—	—	$—
	5,000	—	—	$16.94	4/01/2015	—		$—	—	$—

(1)	All unexercisable stock options vest one-third each year over a three year period commencing on the date of grant.
(2)	Mr. Van Zile’s 15,000 restricted stock units vest 20% each year over a 5 year period.
(3)	Performance shares vest at the end of the designated performance period contingent upon the achievement of the specified performance measure. For additional information regarding these awards see “Performance Shares” in the “Executive Compensation Discussion and Analysis” section.

Option Awards
Number of
	Shares Acquired	Value Realized
	on Exercise	on Exercise
	(#)	($)(1)
Name(a)	(b)	(c)

Off, George	—	$—
Burns, W. Craig	4,532	$31,350
Levin, Per	—	$—
Davies, John	20,332	$308,915
Van Zile, John	—	$—
Donnan, David	—	$—

(1)	The reported dollar value is the difference between the option exercise price and the closing price of the underlying shares on the date of exercise multiplied by the number of shares covered by the option.

NON-QUALIFIED DEFERRED COMPENSATION 2006

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
	Fiscal Year(1)	Fiscal Year(2)	Fiscal Year	Distributions	Year-End
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Off, George	$355,359	$88,840	$(273,334)	$—	$993,044
Burns, Craig	$188,374	$28,343	$118,496	$—	$1,804,514
Levin, Per	$205,535	$51,384	$(53,728)	$—	$430,727
Davies, John	$75,846	$18,962	$(2,372)	$—	$92,436
Van Zile, John	$206,701	$51,675	$(96,363)	$—	$417,219
Donnan, David	$61,165	$15,291	$(16,900)	$—	$94,903

(1)	The contributions amounts reported represent deferrals of Salary, 2005 Bonus, and 2005 Non-equity Incentive Plan Awards, which were elected to be deferred into Company stock by the named executive. These amounts were earned during or prior to 2006, but the payments have been deferred and will be settled in Company stock at a future date. See “Deferred Compensation Plan” for more information related to this plan. Mr. Burns has two additional deferred compensation arrangement which is also represented in this table. The contributions related to the first plan amounted to $75,000 during 2006. The second plan is associated with a deferred compensation bonus awarded in 2002. There have been no contributions to the second plan during 2006.

(2)	The amounts reported represent a 25% company match on the compensation deferred by the named executive which will be settled in stock at a future date. This match vests one-third on December 31st for each of the subsequent two years with a third of the match vesting on December 31st on the year the match was contributed. For executives who are 55 years old or older, the match vests immediately. The match upon vesting will be settled in Company stock at a future date. Mr. Burns’ secondary plan does not have a company match.

POTENTIAL PAYMENTS UPON TERMINATION

Severance – Upon Expiration of Term of Employment Agreement

				Non-Equity		Accelerated		Continued
				Incentive Plan		Vesting		Benefit Plan
	Months	Severance		Compensation		of Options		Coverage
Name	Severance	($)		($)		($)		($)

Off, George	12	767,499	(1)	401,409	(2)(3)	1,156,305	(4)	294,000	(5)

(1)	Upon expiration of term lump sum equal to one (1) times base salary in effect as of term date.

(2)	Lump sum payment equal to all other compensation received pursuant to any bonus or incentive plan during the immediately preceding year, in addition to any other amounts due.

(3)	Long term compensation granted to Mr. Off in 9 month period prior to expiration of term of agreement shall expire immediately upon expiration of the term.

(4)	All other long term compensation and stock options will vest immediately upon expiration of the term.

(5)	Upon termination Mr. Off and his spouse will have medical benefits for the remainder of their respective lives.

Severance – Termination of Employment Agreement Without Cause or by Executive for Good Reason

				Non-Equity		Accelerated		Continued
				Incentive Plan		Vesting		Benefit Plan
	Months	Severance		Compensation		of Options		Coverage
Name	Severance	($)		($)		($)		($)

Off, George	30	1,918,748	(1)	1,003,521	(1)(2)	1,156,305	(2)	294,000	(3)

(1)	Should the Company terminate without cause or should Mr. Off resign for good reason during the term of the employment agreement, then he will receive within 45 days after termination an amount equal to all accrued but unpaid base salary through date of termination, plus a portion of his average annual incentive compensation prorated for the year through the date of termination plus an amount equal to 2 1/2 times his annual base salary as in effect prior to termination, plus an amount equal to 2 1/2 times the average of his annual incentive compensation earned during the two calendar years prior to termination.

(2)	Long Term Compensation shall vest and be exercisable on the date of termination and shall expire on the fifth anniversary of termination date.

(3)	Upon termination Mr. Off and his spouse will have medical benefits for the remainder of their respective lives.

Severance – Termination upon expiration of the term Without Cause

			Non-Equity	Accelerated	Continued
			Incentive Plan	Vesting	Benefit Plan
	Months	Severance	Compensation	of Options	Coverage
Name	Severance	($)	($)	($)	($)

Burns, Craig	24	774,096	0	246,280	34,128
Levin, Per	24	752,292	0	306,456	34,608
Davies, John	24	606,770	0	360,437	35,280
Van Zile, John	18	427,737	0	594,644	25,848
Donnan, David	24	907,336	0	0	0

Each of the other Named Executives has an employment agreement or is covered by the Company’s termination policy (Policy) for Executives which the Board approved in February 2005. The contracts and Policy provide that in the absence of “cause”, the Company may terminate an Executives’ employment upon thirty (30) days written notice. In such event, subject to certain non-compete and confidentiality provisions, Executive shall be entitled to receive the following: Executive Vice President/President – 24 months; Senior Vice President – 18 months; and Vice President or General Manager – 12 months.

Severance — Following a Change-in-Control

			Non-Equity	Accelerated	Continued
			Incentive Plan	Vesting	Benefit Plan
	Months	Severance	Compensation	of Options	Coverage
Name	Severance	($)	($)	($)	($)

Off, George(1)	30	1,918,748	1,003,521	1,156,305	294,000
Burns, Craig	36	1,161,144	0	246,280	51,156
Levin, Per	36	1,128,438	0	306,456	51,912
Davies, John	36	910,155	0	360,437	52,920
Van Zile, John	27	641,605	0	594,644	38,772
Donnan, David	36	0	0	0	0

Under the terms of Mr. Off’s employment agreement, a change of control constitutes good reason for Mr. Off’s resignation and entitles him to severance benefits upon such a resignation. A termination without cause in connection with a change of control is treated in the same manner as a termination without cause independent of a change of control. For details regarding Mr. Off’s severance benefits is such a situation, please see the table “Severance-Termination Without Cause or by Executive for Good Reason above.

For purposes of this table we have taken the average of the last two years bonus amounts paid. If Executive is terminated or properly terminates employment pursuant to a Change-in-Control as defined in the Policy the Executive shall be entitled to receive the following: the base salary for a period equal to 1 1/2 times the severance payment period; any payment to which Executive may be entitled in accordance with the terms of any applicable Bonus Plan then existing; continued participation in welfare benefit plans of the Company; accelerated vesting in any stock options or similar equity incentive rights previously granted to Executive.

Mr. Off has a written Employment Agreement, which expires December 31, 2008, pursuant to which Mr. Off receives an adjusted base salary of Seven Hundred Sixty-Seven Thousand Five Hundred Dollars $767,500 per annum. Mr. Off’s Agreement provides that he is to entitled participate the Company’s in annual incentive compensation programs, as determined by the Board of Directors, which would enable Mr. Off to earn incentive compensation up to a maximum of one hundred percent (100%) of base salary, provided specified goals and objectives are achieved. Mr. Off is also eligible for awards under the Company’s Omnibus Plan, which may be in the form of stock options, restricted stock units, performance shares or other forms of awards as determined by the Compensation Committee. Mr. Off’s Agreement provides that if the Agreement is not renewed at its expiration date, Mr. Off shall receive an amount equal to one year’s salary in effect at the time plus an amount equal to all other compensation received during the immediately preceding year pursuant to any bonus or incentive plan and any outstanding incentive awards (other than options granted in the preceding nine (9) months prior to the termination date) shall vest immediately. Mr. Off is also subject to non-competition provisions, which range from twelve (12) to thirty (30) months from termination date, depending on various conditions of termination. Mr. Off’s Agreement also provides for payments, under certain conditions, related to termination of employment by either the Company, without cause, as defined, or for good reason, as defined, during the term of Agreement. A change of control constitutes good reason pursuant to the terms of Mr. Off’s employment agreement and entitles Mr. Off to severance benefits upon his resignation at any time following a change of control The payment under such circumstances is an amount equal to two hundred fifty percent (250%) of a combination of Mr. Off’s base salary and incentive compensation, as defined in the Agreement. After termination of employment with the Company other than on account of termination by Company for cause or Executive without good reason, Mr. Off, his spouse, and his eligible dependents or survivors shall be entitled to continue to participate in any medical and dental plans maintained by the Company life on the terms generally applied to actively employed senior management of the Company, including any employee cost sharing provisions. To the extent the terms and conditions of the aforesaid plans do not permit participation by Executive, his spouse, his dependents, or his survivors, the Company shall arrange to provide Mr. Off, his spouse, his dependents, or his survivors with the after-tax economic equivalent of such continued coverage.

Mr. Burns has a written Employment Agreement that renews annually. Under the Agreement, Mr. Burns is bound to a non-competition provision for a period of twelve (12) months from the date his employment terminates. In the event of non-voluntary termination, for other than cause, Mr. Burns would receive the greater of the benefits under his Employment Agreement or the Company’s Termination Policy for Executives, as defined below. Under his Employment Agreement he would receive as severance base salary and benefit continuation for twenty-four (24) months. Should a Change-in-Control of the Company take place, as defined in the Agreement, and his employment is terminated Mr. Burns would receive as severance benefits base salary continuation and various benefits for thirty-six (36) months.

Mr. Levin has a written Employment Agreement that renews annually. Mr. Levin is bound to a non-competition provision for a period of twelve (12) months from the date his employment terminates. In the event of non- voluntary termination, for other than cause, Mr. Levin would receive the greater of the benefits under his Employment Agreement or the Company’s Termination Policy for Executives. Under his Employment Agreement he would receive as severance base salary and benefit continuation for twenty-four (24) months. Should a Change-in-Control of the Company take place, as defined in the Agreement, and his employment is terminated Mr. Levin would receive as severance benefits base salary continuation and various benefits for thirty-six (36) months.
Each of the other Named Executives has an employment agreement or is covered by the Company’s Termination Policy for Executives which the Board approved in February 2005. The contracts and Policy provide that in the absence of “cause”, the Company may terminate an Executives’ employment upon thirty (30) days written notice. In such event, subject to certain non-compete and confidentiality provisions, Executive shall be entitled to receive continued benefits and severance payments for the following severance payment periods: Executive Vice President/President — 24 months; Senior Vice President — 18 months; and Vice President or General Manager — 12 months

If the Executive is terminated or properly terminates employment pursuant to a Change-in-Control as defined in the Policy the Executive shall be entitled to receive the following severance benefits.

•	Continued payments of base salary (as in effect immediately prior to termination) for a period of 1 1/2 times the Severance Payment Period;
•	Any payment to which Executive may be entitled in accordance with the terms of any applicable Bonus Plan then existing;
•	Continued participation in the welfare benefit plans maintained by the Company for a period equal to 1 1/2 times the severance payment period.;
•	Accelerated vesting in any stock options or similar equity incentive rights previously granted to the Executive.

AUDIT COMMITTEE REPORT

The Audit Committee provides the following report with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2006 and the respective restated financials statements for fiscal years 2005 and 2004.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company has an internal audit staff, which performs testing of internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Committee has sole responsibility for selecting the Company’s independent auditors.

The Audit Committee has reviewed and discussed with management the Company’s fiscal 2006 audited financial statements. The Audit Committee has discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 and 90. The Audit Committee has received the written disclosures and letter from PricewaterhouseCoopers required by Independence Standards Board No. 1, relating to the auditors’ independence from the Company and its related entities, and has discussed with the auditors their independence from the Company.

The Audit Committee operates under a charter which is available on the Company’s website atwww.checkpointsystems.com. In addition to being “independent” directors within the meaning of the New York Stock Exchange listing standards, as currently in effect, all members of the Audit Committee satisfy the heightened independence standards under the SEC rules, as currently in effect. Mr. Antle serves on the audit committee of ESCO Technologies, Inc. Mr. Babich serves on the audit committee of Teleflex, Inc. The Board has determined that such simultaneous audit committee service would not impair the ability of such directors to effectively serve on the Company’s audit committee.

Based on, and in reliance upon these reviews and discussions, the Audit Committee recommended to the board of directors that the audited financial statements as of and for the year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The foregoing report submitted by:

William S. Antle, III, Chairman
George Babich, Jr.
David W. Clark, Jr.
Jack W. Partridge

The foregoing Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

INDEPENDENT AUDITORS

Audit Fees

Aggregate fees for professional services rendered by PriceWaterhouse Coopers (“PwC”) in connection with its audit of the Company’s consolidated financial statements for the year ended December 31, 2006, and its reviews of the Company’s unaudited condensed consolidated interim financial statements, $3.2 million. For the year ended December 25, 2005, the amount was $2.8 million.

Audit-Related Fees

The Company did not engage PwC for services in either of its last two fiscal years.

Tax Fees

In addition to the fees described above, the Company engaged PwC to perform various tax compliance services and tax consulting for the Company for the years ended December 25, 2005 and December 26, 2004. The annual fees related to these tax related professional services were $44,000 and $397,000 respectively.

All Other Fees

The Company did not engage PwC for services other than those described above in either of its last two fiscal years.

Pre-Approval Procedures

The Audit Committee pre-approves all audit and permissible non-audit services provided by PwC. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by PwC. Under the policy, pre-approval is generally provided for 12 months unless the Audit Committee specifically provides for a different period, and any pre-approval must be detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also approve particular services on a case-by-case basis. For each proposed service, PwC must provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting. The Audit Committee may not delegate to management its responsibilities to pre-approve services performed by PwC. All of the Audit, Audit-Related and Tax Fees described above were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table sets forth certain information respecting the holdings of the parties who were known to the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company as of March 20, 2007. The parties named below have sole voting power and sole investment power with respect to the shares indicated as beneficially owned, except where otherwise indicated.

	Amount and Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Common Stock

Earnest Partners, LLC(1)	5,298,233	13.5%
75 Fourteenth Street, Suite 2300 Atlanta, GA 30309

Shapiro Capital Management Company, Inc.(2)	4,341,425	11.06%
3060 Peachtree Road, Suite 1555 N.W. Atlanta, GA 30305

Westport Asset Management, Inc.(3)	3,710,518	9.45%
253 Riverside Avenue Westport, Connecticut 06880

Barclay’s Global Investors, NA(4)	2,048,936	5.21%
45 Fremont Street San Francisco, CA 94105

(1)	As reported on Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 2, 2007.

(2)	As reported on Schedule 13G filed with the SEC on February 6, 2007.

(3)	As reported on Schedule 13G filed with the SEC on February 14, 2007.

(4)	As reported on Schedule 13G filed with the SEC on January 23, 2007.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of Checkpoint Common Stock owned by each director, the Company’s Chief Executive Officer, and the other named executive officers and the executive officers and directors as a group as of April 25, 2007. Each person named below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned, unless otherwise stated. The total number of shares outstanding as of April 25, 2007 was 39,423,700.

	Amount and Nature	Percent of
Name and Address of	of Beneficial	Common
Beneficial Owner	Ownership(1)	Stock

William S. Antle, III(3)	72,573	*
George Babich, Jr.(4)	10,000	*
Raymond D. Andrews(5)	7,184	*
W. Craig Burns(6)	419,895	1.0
David W. Clark, Jr.(7)	136,649	*
John E. Davies, Jr.(8)	258,130	*
Harald Einsmann(9)	22,000	*
R. Keith Elliott(10)	68,931	*
Alan R. Hirsig(11)	79,198	*
George W. Off(12)	666,829	1.6
Jack W. Partridge(13)	59,000	*
Sally Pearson(14)	55,913	*
David C. Donnan(15)	143,032	*
Per Levin(16)	210,500	*
John R. VanZile(17)	90,440	*
All Directors and Officers as a Group (15 persons)(18)	2,300,273	5.8

*	Less than one percent

(1)	Unissued shares subject to options exercisable by a particular beneficial owner within 60 days of April 1, 2007 are deemed to be outstanding for the purpose of calculating the percent of Common Stock beneficially owned by such beneficial owner.

(2)	Phantom stock units are convertible into Common Stock pursuant to the deferral provisions of the Deferred Compensation Plan. The units do not have voting rights and are convertible into Common Shares upon termination of the individual.

(3)	Includes options to purchase 42,000 shares of Common Stock and 16,323 Phantom Stock Units (4) Consists of options to purchase 10,000 shares of Common Stock.

(5)	Includes options to purchase 5,134 shares of Common Stock and 7,184 Phantom Stock Units.

(6)	Includes options to purchase 392,853 shares of Common Stock and 13,209 Phantom Stock Units.

(7)	Includes options to purchase 52,000 shares of Common Stock and 39,257 Phantom Stock Units.

(8)	Includes options to purchase 249,367 shares of Common Stock and 5,655 Phantom Stock Units.

(9)	Consists of options to purchase 22,000 shares of Common Stock.

(10)	Includes options to purchase 42,000 shares of Common Stock and 23, 931 Phantom Stock Units.

(11)	Includes options to purchase 32,000 shares of Common Stock and 37,898 Phantom Stock Units.

(12)	Consists of options to purchase 617,668 shares of Common Stock and 49,161 Phantom Stock Units..

(13)	Includes options to purchase 52,000 shares of Common Stock.

(14)	Consists of options to purchase 42,000 shares of Common Stock and 13,913 Phantom Stock Units.

(15)	Includes options to purchase 138,334 shares of Common Stock and 4,698 Phantom Stock Units..

(16)	Includes options to purchase 187,666 shares of Common Stock and 22,834 Phantom Stock Units.

(17)	Includes options to purchase 68,834 shares of Common Stock and 21,606 Phantom Stock Units.

(18)	See footnotes 4 and 6 above. Total shown includes 9,658, shares held by the custodian of the ESPP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and certain persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms, we believe that all required Section 16(a) reports during the fiscal year ended December 31, 2006, were timely filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions between the Company and its subsidiaries and related persons to determine whether such persons have a direct or indirect material interest. Related persons include any director, nominee for director, officer or their immediate family members. Although we do not have a written policy governing such transactions, the Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. As part of this process, and pursuant to our Audit Committee’s charter, the Audit Committee reviews our policies and procedures with respect to related person transactions. These policies and procedures have been communicated to, and are periodically reviewed with, our directors and executive officers, and the Audit Committee documents in its minutes any actions that it takes with respect to such matters. Under SEC rules, transactions that are determined to be directly or indirectly material to the Company, its subsidiaries or a related person are required to be disclosed in the Company’s Proxy Statement. In the course of reviewing a related party transaction, the Company considers (a) the nature of the related person’s interest in the transaction, (b) the material terms of the transaction, (c) the importance of the transaction to the related person and the Company or its subsidiaries, (d) whether the transaction would impair the judgment of a director or officer to act in the best interest of the Company, and (e) any other matters deemed appropriate.

Based on the information available to us and provided to us by our directors and officers, we do not believe that there were any such material transactions in effect since January 1, 2006, or any such material transactions proposed to be entered into during 2007.

SUBMISSION OF PROPOSALS FOR THE 2007 ANNUAL MEETING

Shareholders of the Company are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the SEC and the Company’s By-Laws. If the date of the 2008 Annual Meeting of Shareholders is advanced or delayed more than 30 days from May 31, 2008, shareholder proposals intended to be included in the proxy statement for the 2008 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail its proxy materials for the 2008 annual meeting. Upon any determination that the date of the 2008 annual meeting will be advanced or delayed by more than 30 days from the date of the 2007 annual meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q. Should a shareholder wish to have a proposal considered for inclusion in the proxy statement for the Company’s 2007 Annual Meeting, the proposal must be received at the Company’s offices no later than December 26, 2007.

In connection with the Company’s 2008 Annual Meeting, if the shareholders’ notice is not received by the Company on or before March 11, 2008, the Company (through management proxy holders) may exercise discretionary voting authority when the proposal is raised at the annual meeting without any reference to the matter in the proxy statement. However, if the date of the 2008 Annual Meeting of Shareholders has been changed by more than 30 days from the date of the 2007 annual meeting, the recommendation must be received a reasonable time before the Company begins to print and mail its proxy material for the 2008 annual meeting.

All shareholder proposals and notices should be directed to the Secretary of the Company at 101 Wolf Drive, Thorofare, New Jersey 08086.

COST OF SOLICITATION

The Company pays for distributing and soliciting proxies and reimburses brokers, nominees, fiduciaries and other custodian’s reasonable fees and expenses in forwarding proxy materials to shareholders. The Company is not using an outside proxy solicitation firm this year, but employees of the Company or its subsidiaries may solicit proxies through mail, telephone or other means. Employees do not receive additional compensation for soliciting proxies.

HOUSEHOLDING

The SEC permits companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as “householding,” should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. The Company is not householding materials for our shareholders in connection with the Annual Meeting; however, the Company has been informed that certain intermediaries will household proxy materials.

If you wish to have only one annual report and proxy statement delivered to your address you can:

•	Contact us by calling (856) 848-1800 Ext. 3370 or by writing to Checkpoint Systems, Inc., 101 Wolf Drive, P.O. Box 188, Thorofare, New Jersey 08086, Attention: Corporate Secretary, to request a separate copy of the annual report and proxy statement for the Annual Meeting and for future meetings or you can contact your broker to make the same request.

•	Request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another shareholder.

ANNUAL REPORT ON FORM 10-K

The Company will provide, without charge, a copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission, on written request. Written requests should be directed to the Secretary of the Company at 101 Wolf Drive, Thorofare, New Jersey 08086.

The Company’s internet website is www.checkpointsystems.com. Investors can obtain copies of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act as soon as reasonably practicable after the Company has filed such materials with, or furnished them to, the Securities and Exchange Commission.

The Company has posted the Code of Ethics, the Governance Guidelines and each of the Committee Charters on its website at www.checkpointsystems.com, and will post on its website any amendments to, or waivers from, the Code of Ethics applicable to any of its directors or executive officers. The foregoing information will also be available in print upon request.

OTHER BUSINESS

The Board knows of no other business for consideration at the meeting. If any matters not specifically set forth on the proxy card and in this Proxy Statement properly come before the Meeting, the persons named in the enclosed proxy will vote or otherwise act, on your behalf, in accordance with their reasonable business judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

John R. Van Zile
Senior Vice President,
General Counsel and Corporate Secretary

[THIS PAGE INTENTIONALLY LEFT BLANK]

CHECKPOINT SYSTEMS, INC.
ANNUAL MEETING OF SHAREHOLDERS — MAY 31, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of CHECKPOINT SYSTEMS, INC. (the “Company”), revoking all previous proxies, hereby appoints John R. Van Zile and W. Craig Burns, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company, to be held on Thursday, May 31, 2007, at 9:00 a.m., at the Company’s corporate headquarters at 101 Wolf Drive, Thorofare, New Jersey, and at any adjournment or postponement thereof, provided that said proxies are authorized and directed to vote.
(Continued and to be Signed on Reverse Side)

☒	Please Mark Your Votes As In This Example
1.	Election of Class I Directors

☐ FOR all of the nominees for Class I Director listed, (except as marked to the contrary below)

☐ WITHHOLD AUTHORITY To vote for all nominees

NOMINEES:
William S. Antle, III
R. Keith Elliott
George W. Off
☐ For, except vote withheld from the following nominee:
3.	To transact such other business as may properly come before the Meeting.
UNLESS OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY YOUR RETURNED EXECUTED PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR THE CLASS I DIRECTORS.
UNLESS OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY YOUR RETURNED EXECUTED PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR THE CLASS I DIRECTORS.
THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF CHECKPOINT SYSTEMS, INC.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE(S)	DATE

SIGNATURE(S)	DATE

NOTE: Please sign this Proxy exactly as name(s) appear in the address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. If the shareholder is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. Where stock is held in the name of two or more persons, all such persons should sign.